NEWS

Charter Announces Second Quarter 2022 Results

Stamford, Connecticut - July 29, 2022 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2022.

•Second quarter total residential and small and medium business ("SMB") mobile lines increased by 344,000. As of June 30, 2022, Charter served a total of 4.3 million mobile lines.

•Second quarter total residential and SMB Internet customers increased by 38,000 when excluding 59,000 customer disconnects related to the discontinuation of the Emergency Broadband Benefit program and additional requirements of the Affordable Connectivity Program. Including the unfavorable transition impact, second quarter total residential and SMB Internet customers decreased by 21,000. As of June 30, 2022, Charter served a total of 30.3 million residential and SMB Internet customers.

•As of June 30, 2022, Charter had a total of 32.1 million residential and SMB customer relationships, which excludes mobile-only relationships.

•Second quarter revenue of $13.6 billion grew by 6.2% year-over-year, driven by residential revenue growth of 4.5%, mobile revenue growth of 39.8% and commercial revenue growth of 4.2%.

•Net income attributable to Charter shareholders totaled $1.5 billion in the second quarter, an increase of 44.2% year-over-year.

•Second quarter Adjusted EBITDA1 of $5.5 billion grew by 9.7% year-over-year.

•Second quarter capital expenditures totaled $2.2 billion and included $357 million of rural construction initiative capital expenditures and $95 million of mobile-related capital expenditures.

•Second quarter net cash flows from operating activities totaled $3.7 billion, compared to $4.0 billion in the prior year quarter.

•Second quarter free cash flow1 of $1.7 billion decreased by 19.8% year-over-year, primarily due to higher cash taxes and capital expenditures associated with Charter's rural construction initiative.

•During the second quarter, Charter purchased 8.3 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $4.3 billion.

"Our growth has always been driven by offering value-rich packages at prices customers can afford," said Tom Rutledge, Chairman and CEO of Charter Communications. "Looking forward, we remain well-positioned to grow our business using that same strategy. Our fixed and mobile broadband services continue to converge, and we offer a unique connectivity package while meaningfully reducing customer bills. So there is a large opportunity for us to save customers money, which in turn raises connects, reduces churn and drives overall customer relationship growth."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2022 (a)	June 30, 2021 (a)	Y/Y Change
Footprint (b)
Estimated Passings	55,008	54,000	1.9%

Customer Relationships (c)
Residential	29,942	29,660	1.0%
SMB	2,182	2,104	3.7%
Total Customer Relationships	32,124	31,764	1.1%

Residential	(93)	299	(392)
SMB	19	33	(14)
Total Customer Relationships Quarterly Net Additions	(74)	332	(406)

Total Customer Relationship Penetration of Estimated Passings (d)	58.4%	58.8%	(0.4) ppts

Monthly Residential Revenue per Residential Customer (e)	$116.00	$112.85	2.8%
Monthly SMB Revenue per SMB Customer (f)	$165.66	$166.28	(0.4)%

Residential Customer Relationships Penetration
Single Play Penetration (g)	47.8%	45.7%	2.1 ppts
Double Play Penetration (g)	33.1%	32.7%	0.4 ppts
Triple Play Penetration (g)	19.1%	21.6%	(2.5) ppts

% Residential Non-Video Customer Relationships	50.4%	48.0%	2.4 ppts

Internet
Residential	28,259	27,722	1.9%
SMB	1,994	1,912	4.3%
Total Internet Customers	30,253	29,634	2.1%

Residential	(42)	365	(407)
SMB	21	35	(14)
Total Internet Quarterly Net Additions	(21)	400	(421)

Video
Residential	14,853	15,420	(3.7)%
SMB	642	592	8.4%
Total Video Customers	15,495	16,012	(3.2)%

Residential	(240)	(63)	(177)
SMB	14	13	1
Total Video Quarterly Net Additions	(226)	(50)	(176)

Voice
Residential	8,200	9,014	(9.0)%
SMB	1,287	1,259	2.2%
Total Voice Customers	9,487	10,273	(7.6)%

Residential	(265)	(99)	(166)
SMB	(1)	21	(22)
Total Voice Quarterly Net Additions	(266)	(78)	(188)

Mobile Lines (h)
Residential	4,134	2,855	44.8%
SMB	147	85	73.2%
Total Mobile Lines	4,281	2,940	45.6%

Residential	329	250	79
SMB	15	15	—
Total Mobile Lines Quarterly Net Additions	344	265	79

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	277	265	4.7%
Enterprise Quarterly Net Additions	3	4	(1)
Footnotes - In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

As of June 30, 2022, Charter had 29.9 million residential customer relationships, with year-over-year growth of 1.0%.

Second quarter residential Internet customers increased by 17,000 when excluding 59,000 customer disconnects related to the discontinuation of the Emergency Broadband Benefit program and additional requirements of the Affordable Connectivity Program. Including the unfavorable transition impact, second quarter residential Internet customers decreased by 42,000, compared to an increase of 365,000 customers during the second quarter of 2021. Currently, 300 Mbps is the minimum speed offered to new Spectrum Internet® customers across Charter's footprint. As of June 30, 2022, over 80% of total Internet customers subscribed to tiers that provided 300 Mbps or more of speed. Charter also offers Spectrum Internet Ultra (500 Mbps) and Spectrum Internet Gig (1 Gbps) across its entire footprint. Charter's Advanced Home WiFi, a managed WiFi service that provides customers an optimized home network while providing greater control of their connected devices, is available to nearly all Spectrum Internet customers.

Residential video customers decreased by 240,000 in the second quarter of 2022, compared to a decline of 63,000 in the second quarter of 2021, partly driven by downgrades following an April pass through of higher programming expense. As of June 30, 2022, Charter had 14.9 million residential video customers.

During the second quarter of 2022, residential wireline voice customers declined by 265,000, compared to a decline of 99,000 in the second quarter of 2021. As of June 30, 2022, Charter had 8.2 million residential wireline voice customers.

Second quarter 2022 residential revenue per residential customer (excluding mobile) totaled $116.00, and increased by 2.8% compared to the prior year period, given promotional rate step-ups and rate adjustments that in part pass through programmer rate increases, partly offset by a higher mix of non-video customer relationships and a higher mix of lower priced video packages within Charter's video customer base.

SMB customer relationships grew by 19,000 in the second quarter of 2022, while second quarter 2021 SMB customer relationships grew by 33,000. Enterprise PSUs grew by 3,000 in the second quarter of 2022 versus 4,000 added in the second quarter of 2021.

During the second quarter of 2022, Charter added 344,000 mobile lines, compared to growth of 265,000 during the second quarter of 2021. Spectrum MobileTM is available to all new and existing Spectrum Internet customers. Spectrum Mobile customers can choose "Unlimited" or "By the Gig" data plans. In October 2021, Spectrum Mobile introduced new Unlimited pricing starting at $29.99/month per Unlimited line for customers with at least two lines. Additionally, customers qualify for the new multiline pricing when combining By the Gig lines for $14/GB with Unlimited lines. All Spectrum Mobile plans offer the fastest overall speeds1, include 5G access and taxes and fees and do not require contracts. Spectrum Mobile's multiline Unlimited pricing is part of Charter's converged network strategy to provide consumers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

1.Fastest Overall Speed claim based on Global Wireless Solutions' combined cellular and WiFi speed test results in Spectrum service area where WiFi is available. Cellular speeds vary by location.

Second Quarter Financial Results
(in millions)

	Three Months Ended June 30,
	2022	2021	% Change
Revenues:
Internet	$5,562	$5,221	6.5%
Video	4,484	4,378	2.4%
Voice	398	394	1.0%
Residential revenue	10,444	9,993	4.5%
Small and medium business	1,080	1,042	3.7%
Enterprise	669	636	4.9%
Commercial revenue	1,749	1,678	4.2%
Advertising sales	460	411	12.0%
Mobile	726	519	39.8%
Other	219	201	8.8%
Total Revenues	$13,598	$12,802	6.2%

Net income attributable to Charter shareholders	$1,471	$1,020	44.2%
Net income attributable to Charter shareholders margin	10.8%	8.0%

Adjusted EBITDA[1]	$5,509	$5,020	9.7%
Adjusted EBITDA margin	40.5%	39.2%

Capital Expenditures	$2,193	$1,881	16.6%
% Total Revenues	16.1%	14.7%

Net cash flows from operating activities	$3,734	$3,999	(6.6)%
Free cash flow[1]	$1,659	$2,068	(19.8)%

1.See page 1 of the addendum for a GAAP reconciliation of Adjusted EBITDA and free cash flow.

Revenues

Second quarter revenue increased by 6.2% year-over-year to $13.6 billion, driven primarily by growth in residential, mobile and commercial revenues.

Residential revenue totaled $10.4 billion in the second quarter, an increase of 4.5% year-over-year.

Internet revenue grew by 6.5% year-over-year to $5.6 billion, driven by growth in Internet customers during the last year, promotional rate step-ups and reduced bundled discounts, partly offset by lower bundled revenue allocation.

Video revenue totaled $4.5 billion in the second quarter, an increase of 2.4% compared to the prior year period, driven by promotional rate step-ups, video rate adjustments that pass through programmer rate increases and higher bundled revenue allocation, mostly offset by a higher mix of lower priced video packages within Charter's video customer base and a decline in video customers during the last year.

Voice revenue totaled $398 million in the second quarter, an increase of 1.0% compared to the second quarter of 2021, driven by voice rate adjustments, partly offset by a decline in wireline voice customers over the last twelve months.

Commercial revenue increased by 4.2% year-over-year to $1.7 billion, driven by SMB and enterprise revenue growth of 3.7% and 4.9% year-over-year, respectively. Second quarter 2022 SMB revenue growth was driven by customer relationship growth. Enterprise revenue excluding wholesale increased by 8.2% year-over-year, mostly reflecting PSU growth.

Second quarter advertising sales revenue of $460 million increased by 12.0% compared to the year-ago quarter, primarily driven by higher political revenue. Excluding political revenue in both periods, advertising sales revenue decreased by 0.7% year-over-year, due to lower local and national advertising revenue, particularly in the automotive category, partly offset by higher advanced advertising revenue.

Second quarter mobile revenue totaled $726 million, an increase of 39.8% year-over-year, driven by mobile line growth.

Operating Costs and Expenses

Second quarter programming costs decreased by $6 million, or 0.2% as compared to the second quarter of 2021, reflecting fewer video customers and a higher mix of lower cost packages within Charter's video customer base, mostly offset by contractual programming increases and renewals.

Regulatory, connectivity and produced content expenses decreased by $69 million, or 10.3% year-over-year, primarily driven by lower sports rights costs given a normalized game schedule in the second quarter of 2022 compared to the second quarter of 2021 when more games were played due to a delayed start of the 2020-2021 NBA season and lower video CPE sold to customers.

Costs to service customers increased by $93 million, or 5.1% year-over-year. The year-over-year increase in costs to service customers was primarily driven by low bad debt in the second quarter of 2021, which benefited from government stimulus packages and higher bad debt in the second quarter of 2022. Costs to service customers excluding bad debt increased by 1.1% year-over-year primarily due to a larger customer base and higher fuel costs, partly offset by productivity improvements.

Marketing expenses increased by $65 million, or 8.6% year-over-year, due to higher labor costs driven by previously announced wage increases to a $20 per hour starting wage and higher staffing levels as Charter completes the insourcing of its inbound sales and retention call centers with a focus on providing better service to new and existing customers.

Second quarter mobile costs totaled $797 million, an increase of 35.9% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Other expenses increased by $13 million, or 1.3% as compared to the second quarter of 2021.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.5 billion in the second quarter of 2022, compared to $1.0 billion in the second quarter of 2021. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA.

Net income per basic common share attributable to Charter shareholders totaled $8.96 in the second quarter of 2022 compared to $5.48 during the same period last year. The increase was primarily the result of the factors described above in addition to an 11.8% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $5.5 billion grew by 9.7% year-over-year, reflecting growth in revenue and operating expenses of 6.2% and 3.9%, respectively.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.2 billion in the second quarter of 2022, compared to $1.9 billion during the second quarter of 2021, primarily driven by an increase in line extensions and customer premise equipment ("CPE"), partly offset by a decrease in scalable infrastructure. The increase in line extensions was due to Charter's rural construction initiative. The increase in CPE was primarily due to higher spend on Advanced Home WiFi equipment. The decrease in scalable infrastructure was primarily related to timing of spend. Second quarter capital expenditures included $357 million of rural construction initiative spend, most of which was included in line extensions. Second quarter capital expenditures also included $95 million of mobile costs, most of which related to information technology systems and CBRS small cell construction and were included in support capital and scalable infrastructure.

Charter currently expects full year 2022 cable capital expenditures, excluding capital expenditures associated with its rural construction initiative, to be between $7.1 billion and $7.3 billion.

Cash Flow and Free Cash Flow

During the second quarter of 2022, net cash flows from operating activities totaled $3.7 billion, compared to $4.0 billion in the prior year quarter. The year-over-year decrease in net cash flows from operating activities was primarily due to higher cash taxes, higher cash paid for interest and an unfavorable change in working capital, excluding the changes in accrued interest and taxes and accrued expenses related to capital expenditures, partly offset by higher Adjusted EBITDA.

Free cash flow in the second quarter of 2022 totaled $1.7 billion, compared to $2.1 billion during the same period last year. The year-over-year decrease in free cash flow was primarily driven by a decrease in net cash flows from operating activities and an increase in capital expenditures.

Liquidity & Financing

As of June 30, 2022, total principal amount of debt was $95.7 billion and Charter's credit facilities provided approximately $4.4 billion of additional liquidity in excess of Charter's $483 million cash position.

In May 2022, Charter Communications Operating, LLC ("Charter Operating") entered into an amendment to its credit agreement (the "Amendment") to: (i) upsize term A loans by $2.3 billion to $6.05 billion and extend the maturity to August 31, 2027 from March 31, 2023 and February 1, 2025, (ii) create and borrow a new tranche of $500 million of term A-6 loans maturing August 31, 2028, (iii) increase the size of Charter Operating's revolving credit facility and extend the maturity date to August 31, 2027 from March 31, 2023 and February 1, 2025 and (iv) make certain other amendments to the credit agreement. Charter used a portion of the proceeds from the Amendment to repay all of the term A-2 loans, term A-4 loans and borrowings under the revolving credit facility outstanding prior to the effective date of the Amendment.

After giving effect to the Amendment: (i) the aggregate principal amount of term A-5 loans outstanding is $6.05 billion with a pricing of Secured Overnight Financing Rate ("SOFR") plus 1.25%, (ii) the aggregate principal amount of term A-6 loans outstanding is $500 million with a pricing of SOFR plus 1.50% and (iii) the aggregate amount of the revolving credit facility increased to a total capacity of $5.5 billion and the interest rate benchmark changed from London Interbank Offering Rate ("LIBOR") to SOFR, with a pricing of SOFR plus 1.25%. The aggregate principal amount of term B-1 loans (maturing April 30, 2025) and term B-2 loans (maturing February 1, 2027) outstanding are $2.4 billion and $3.7 billion, respectively, with LIBOR-based pricing unchanged.

Share Repurchases

During the three months ended June 30, 2022, Charter purchased 8.3 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.3 billion. During the six months ended June 30, 2022, Charter purchased 14.3 million shares of Charter Class A common stock and Charter Holdings common units, or 7.2% of fully diluted shares outstanding (including as-exchanged Charter Holdings common units) as of December 31, 2021, for approximately $7.8 billion.

Webcast

Charter will host a webcast on Friday, July 29, 2022 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2022, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $348 million and $690 million for the three and six months ended June 30, 2022, respectively, and $365 million and $642 million for the three and six months ended June 30, 2021, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 32 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn, including the impacts of the Novel Coronavirus (“COVID-19”) pandemic to sales opportunities from residential move activity, our customers, our vendors and local, state and federal governmental responses to the pandemic;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•the ability to hire and retain key personnel;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income attributable to Charter shareholders	$1,471	$1,020	$2,674	$1,827
Plus: Net income attributable to noncontrolling interest	237	138	423	252
Interest expense, net	1,109	1,004	2,169	1,987
Income tax expense	489	281	834	497
Depreciation and amortization	2,240	2,354	4,534	4,795
Stock compensation expense	104	100	251	234
Other (income) expenses, net	(141)	123	(163)	373
Adjusted EBITDA	$5,509	$5,020	$10,722	$9,965

Net cash flows from operating activities	$3,734	$3,999	$7,381	$7,750
Less: Purchases of property, plant and equipment	(2,193)	(1,881)	(4,050)	(3,702)
Change in accrued expenses related to capital expenditures	118	(50)	128	(125)
Free cash flow	$1,659	$2,068	$3,459	$3,923

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
REVENUES:
Internet	$5,562	$5,221	6.5%	$11,014	$10,307	6.9%
Video	4,484	4,378	2.4%	8,830	8,722	1.2%
Voice	398	394	1.0%	789	793	(0.5)%
Residential revenue	10,444	9,993	4.5%	20,633	19,822	4.1%
Small and medium business	1,080	1,042	3.7%	2,139	2,054	4.1%
Enterprise	669	636	4.9%	1,330	1,274	4.3%
Commercial revenue	1,749	1,678	4.2%	3,469	3,328	4.2%
Advertising sales	460	411	12.0%	843	755	11.8%
Mobile	726	519	39.8%	1,416	1,011	40.0%
Other	219	201	8.8%	437	408	7.0%
Total Revenues	13,598	12,802	6.2%	26,798	25,324	5.8%

COSTS AND EXPENSES:
Programming	2,972	2,978	(0.2)%	5,949	5,966	(0.3)%
Regulatory, connectivity and produced content	599	668	(10.3)%	1,155	1,268	(8.9)%
Costs to service customers	1,920	1,827	5.1%	3,819	3,631	5.2%
Marketing	806	741	8.6%	1,632	1,492	9.4%
Mobile	797	586	35.9%	1,557	1,158	34.4%
Other expense (a)	995	982	1.3%	1,964	1,844	6.5%
Total operating costs and expenses (a)	8,089	7,782	3.9%	16,076	15,359	4.7%

Adjusted EBITDA	$5,509	$5,020	9.7%	$10,722	$9,965	7.6%

(a) Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.
Addendum to Charter Communications, Inc. Second Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES	$13,598	$12,802	$26,798	$25,324

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,193	7,882	16,327	15,593
Depreciation and amortization	2,240	2,354	4,534	4,795
Other operating (income) expenses, net	(62)	(9)	(61)	293
	10,371	10,227	20,800	20,681
Income from operations	3,227	2,575	5,998	4,643

OTHER INCOME (EXPENSES):
Interest expense, net	(1,109)	(1,004)	(2,169)	(1,987)
Other income (expense), net	79	(132)	102	(80)
	(1,030)	(1,136)	(2,067)	(2,067)
Income before income taxes	2,197	1,439	3,931	2,576
Income tax expense	(489)	(281)	(834)	(497)
Consolidated net income	1,708	1,158	3,097	2,079
Less: Net income attributable to noncontrolling interests	(237)	(138)	(423)	(252)
Net income attributable to Charter shareholders	$1,471	$1,020	$2,674	$1,827

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$8.96	$5.48	$15.98	$9.69
Diluted	$8.80	$5.29	$15.66	$9.37
Weighted average common shares outstanding, basic	164,049,619	185,916,505	167,350,535	188,645,356
Weighted average common shares outstanding, diluted	167,090,925	199,077,390	170,741,462	202,458,265

Addendum to Charter Communications, Inc. Second Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2022	2021
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$483	$601
Accounts receivable, net	2,779	2,579
Prepaid expenses and other current assets	476	386
Total current assets	3,738	3,566

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,472	34,310
Customer relationships, net	3,373	4,060
Franchises	67,354	67,346
Goodwill	29,563	29,562
Total investment in cable properties, net	134,762	135,278

OTHER NONCURRENT ASSETS	4,758	3,647

Total assets	$143,258	$142,491

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$9,862	$9,461
Current portion of long-term debt	1,533	2,997
Total current liabilities	11,395	12,458

LONG-TERM DEBT	94,468	88,564
DEFERRED INCOME TAXES	19,123	19,096
OTHER LONG-TERM LIABILITIES	4,759	4,217

SHAREHOLDERS' EQUITY:
Controlling interest	9,879	14,050
Noncontrolling interests	3,634	4,106
Total shareholders' equity	13,513	18,156

Total liabilities and shareholders' equity	$143,258	$142,491

Addendum to Charter Communications, Inc. Second Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,708	$1,158	$3,097	$2,079
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,240	2,354	4,534	4,795
Stock compensation expense	104	100	251	234
Noncash interest income, net	(4)	(8)	(7)	(15)
Deferred income taxes	77	215	115	371
Other, net	(132)	129	(153)	124
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(249)	(188)	(200)	(44)
Prepaid expenses and other assets	52	69	(133)	(113)
Accounts payable, accrued liabilities and other	(62)	170	(123)	319
Net cash flows from operating activities	3,734	3,999	7,381	7,750

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,193)	(1,881)	(4,050)	(3,702)
Change in accrued expenses related to capital expenditures	118	(50)	128	(125)
Other, net	(220)	(85)	(160)	(145)
Net cash flows from investing activities	(2,295)	(2,016)	(4,082)	(3,972)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	9,918	5,669	16,631	10,958
Repayments of long-term debt	(8,993)	(2,595)	(11,947)	(5,759)
Payments for debt issuance costs	(20)	(36)	(57)	(58)
Purchase of treasury stock	(3,687)	(3,516)	(7,020)	(7,168)
Proceeds from exercise of stock options	4	17	5	26
Purchase of noncontrolling interest	(578)	(583)	(994)	(1,090)
Distributions to noncontrolling interest	(5)	(32)	(7)	(71)
Other, net	(26)	32	(28)	94
Net cash flows from financing activities	(3,387)	(1,044)	(3,417)	(3,068)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,948)	939	(118)	710
CASH AND CASH EQUIVALENTS, beginning of period	2,431	772	601	1,001
CASH AND CASH EQUIVALENTS, end of period	$483	$1,711	$483	$1,711

CASH PAID FOR INTEREST	$1,168	$979	$2,150	$1,996
CASH PAID FOR TAXES	$441	$49	$470	$69

Addendum to Charter Communications, Inc. Second Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2022 (a)	March 31, 2022 (a)	December 31, 2021 (a)	June 30, 2021 (a)
Footprint (b)
Estimated Passings	55,008	54,739	54,521	54,000

Customer Relationships (c)
Residential	29,942	30,035	29,926	29,660
SMB	2,182	2,163	2,143	2,104
Total Customer Relationships	32,124	32,198	32,069	31,764

Residential	(93)	109	103	299
SMB	19	20	17	33
Total Customer Relationships Quarterly Net Additions	(74)	129	120	332

Total Customer Relationship Penetration of Estimated Passings (d)	58.4%	58.8%	58.8%	58.8%

Monthly Residential Revenue per Residential Customer (e)	$116.00	$113.28	$114.14	$112.85
Monthly SMB Revenue per SMB Customer (f)	$165.66	$163.96	$164.59	$166.28

Residential Customer Relationships Penetration
Single Play Penetration (g)	47.8%	47.2%	46.7%	45.7%
Double Play Penetration (g)	33.1%	33.0%	33.0%	32.7%
Triple Play Penetration (g)	19.1%	19.8%	20.4%	21.6%

% Residential Non-Video Customer Relationships	50.4%	49.7%	49.2%	48.0%

Internet
Residential	28,259	28,301	28,137	27,722
SMB	1,994	1,973	1,952	1,912
Total Internet Customers	30,253	30,274	30,089	29,634

Residential	(42)	164	172	365
SMB	21	21	18	35
Total Internet Quarterly Net Additions	(21)	185	190	400

Video
Residential	14,853	15,093	15,216	15,420
SMB	642	628	617	592
Total Video Customers	15,495	15,721	15,833	16,012

Residential	(240)	(123)	(71)	(63)
SMB	14	11	13	13
Total Video Quarterly Net Additions	(226)	(112)	(58)	(50)

Voice
Residential	8,200	8,465	8,621	9,014
SMB	1,287	1,288	1,282	1,259
Total Voice Customers	9,487	9,753	9,903	10,273

Residential	(265)	(156)	(163)	(99)
SMB	(1)	6	9	21
Total Voice Quarterly Net Additions	(266)	(150)	(154)	(78)

Mobile Lines (h)
Residential	4,134	3,805	3,448	2,855
SMB	147	132	116	85
Total Mobile Lines	4,281	3,937	3,564	2,940

Residential	329	357	363	250
SMB	15	16	17	15
Total Mobile Lines Quarterly Net Additions	344	373	380	265

Enterprise (i)
Enterprise Primary Service Units ("PSUs")	277	274	272	265
Enterprise Quarterly Net Additions	3	2	3	4

Addendum to Charter Communications, Inc. Second Quarter 2022 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2022, March 31, 2022, December 31, 2021 and June 30, 2021, customers included approximately 154,500, 132,500, 128,300 and 162,700 customers, respectively, whose accounts were over 60 days past due, approximately 45,800, 29,000, 26,800 and 23,200 customers, respectively, whose accounts were over 90 days past due and approximately 97,200, 74,500, 43,200 and 30,400 customers, respectively, whose accounts were over 120 days past due. Bad debt expense associated with these past due accounts has been reflected in our consolidated statements of operations. The increase in past due accounts is predominately due to pre-existing and incremental unsubsidized amounts of customers’ bills for those customers participating in government assistance programs. These customers are downgraded to a fully subsidized Internet only service. Included in the June 30, 2021 aging statistics are approximately 73,500 residential customers that would have been disconnected under our normal collection policies, but were not due to certain state mandates in place.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and SMB and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(d)	Penetration represents residential and SMB customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(e)	Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile revenue and customers.

(f)	Monthly SMB revenue per SMB customer is calculated as total SMB quarterly revenue divided by three divided by average SMB customer relationships during the respective quarter and excludes mobile revenue and customers.

(g)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(h)
Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Second Quarter 2022 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Customer premise equipment (a)	$560	$494	$1,029	$983
Scalable infrastructure (b)	389	437	760	848
Line extensions (c)	694	400	1,236	799
Upgrade/rebuild (d)	181	161	327	306
Support capital (e)	369	389	698	766
Total capital expenditures	$2,193	$1,881	$4,050	$3,702

Capital expenditures included in total related to:
Commercial services	$376	$397	$741	$730
Mobile	$95	$124	$169	$236
Rural construction initiative (f)	$357	$—	$589	$—

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., digital receivers and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).
(f)The rural construction initiative subcategory includes expenditures associated with our Rural Construction Initiative (for which separate reporting was initiated in 2022), excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Second Quarter 2022 Earnings Release